UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2021

HOMETRUST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35593	45-5055422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Woodfin Street, Asheville, North Carolina	28801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (828) 259-3939

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HTBI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 8.01    Other Events.
On June 15, 2021, HomeTrust Bancshares, Inc. (the "Company"), the holding company of HomeTrust Bank (the "Bank"), announced its plans to further improve profitability by closing nine bank branches and restructuring its balance sheet with the prepayment of its remaining long-term borrowings. In addition, the Bank will transition its back-office Small Business Administration (“SBA”) loan servicing process in-house, which is expected to provide additional servicing fee and gain on sale income.

The branch closures are expected to occur in September 2021, subject to applicable regulatory requirements. The Company estimates the branch closures and prepayment of all the Company’s long-term borrowings since March 2021 will reduce annual operating pre-tax expenses by approximately $8.9 million. The in-house transitioning of the SBA loan servicing process is expected to generate an additional $1.2 million in pre-tax net revenue annually. In the fourth quarter of fiscal year 2021, the Company incurred $19.0 million in pre-tax prepayment penalties related to the $275 million retirement of Federal Home Loan Bank advances and expects to recognize non-recurring pre-tax expenses of approximately $1.5 million attributed to the branch closures.

A copy of the Company’s press release announcing the matters described above is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

99.1	Press release dated June 15, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMETRUST BANCSHARES, INC.

Date: June 15, 2021	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

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